Exhibit 99 - Press release issued August 5, 2004

28470 13 Mile Road Suite 300 Farmington Hills, MI 48334

FOR IMMEDIATE RELEASE

Analysts Contact: Thomas Connelly
Director of Investor Relations
Phone: 248-702-6240

Media Contact: Timothy Lubbers
Director of Marketing and Corporate Communications
Phone: 810-966-4208

SEMCO ENERGY REPORTS SECOND QUARTER 2004 RESULTS

Farmington Hills, MI, August 5, 2004 - SEMCO ENERGY, INC. (NYSE: SEN) today reported a net loss of $6.9 million, or $0.24 per share, for the second quarter of 2004 compared to a net loss of $20.6 million, or $1.09 per share, for the second quarter of 2003. The net loss for the second quarter of 2004 includes a net loss of $2.3 million from the Company’s discontinued construction services operation, which resulted from an increase in the estimated net loss expected from the disposition of this business. The actual results from the operations of the discontinued business were approximately breakeven for the second quarter of 2004. The Company’s loss from continuing operations for the second quarter of 2004 was $3.7 million, or $0.13 per share, compared to a loss of $18.8 million, or $0.99 per share, for the second quarter of 2003.
The primary item contributing to the $15.1 million decrease in the loss from continuing operations during the second quarter of 2004, when compared to the second quarter of 2003, was $15.6 million of debt exchange and extinguishment costs incurred during the second quarter of 2003. In addition, a decrease in dividends on trust preferred securities also contributed to the decrease in the loss from continuing operations. The impact of these items was offset partially by an increase in interest expense and a decrease in operating income caused in part by the write-off of certain costs incurred in connection with the proposed sale of Alaska Pipeline Company.
The increase in interest expense was caused by higher levels of long-term debt, an increase in amortization of debt costs as a result of the issuance of additional long-term debt in 2003, and new accounting pronouncements that require dividends on trust preferred securities incurred after July 1, 2003 to be reflected in interest expense.
George Schreiber, Jr., President and Chief Executive Officer, said, “SEMCO made considerable progress on a number of strategic initiatives during the second quarter. We issued a second tranche of convertible preference stock for $19 million after receiving shareholder approval. We used a portion of the proceeds from this tranche and the initial tranche to call all $30 million of SEMCO’s outstanding 8% notes due in 2010 at par. SEMCO also renegotiated, during the second quarter, the 364-day portion of its bank credit facility. This facility now gives the Company the ability to borrow $45 million and together with the existing $69 million revolving facility is expected to provide the Company with adequate short-term liquidity. We also announced, on August 4, the signing of a definitive agreement to sell the assets of the Company’s construction services business for approximately $20.8 million in cash. The Company also expects to receive additional cash of approximately $4 million from the refund of certain prepaid assets that are not included in the sale. Each of these transactions will help strengthen the Company’s financial condition and result in further progress toward operating exclusively in regulated gas businesses.”
Mr. Schreiber also stated, “By letter dated July 1, 2004, SEMCO gave notice of termination of the Purchase and Sale Agreement related to the Company’s proposed sale of Alaska Pipeline Company to Atlas Pipeline Partners. This followed the failure of the parties to receive from the Regulatory Commission of Alaska the approvals required as a condition to close under the Agreement. As a result, SEMCO has recorded with respect to the second quarter of 2004 a write-off of expenses that it had incurred in connection with the proposed transaction amounting to approximately $1 million, or $0.6 million after income taxes. In response to SEMCO’s notice, Atlas initiated an arbitration proceeding against the Company with the American Arbitration Association, alleging that SEMCO breached and wrongfully terminated the Agreement and seeking compensatory damages from SEMCO of not less than $94.3 million. SEMCO intends to deny these allegations in the proceeding and will vigorously defend against Atlas’ claims.”
Mr. Schreiber concluded by saying, “SEMCO’s Gas Distribution Business continued to perform well, providing the Company with stable earnings and cash flow. Operating income from this business was $5.7 million for the second quarter of 2004 compared to $6.3 million for the second quarter of 2003. For the first six months of 2004, the Gas Distribution Business reported operating income of $36.0 million compared to $36.8 million during the first six months of 2003.”

YEAR-TO-DATE RESULTS
The Company reported net income of $1.0 million, or $0.03 per share, for the first six months of 2004 compared to a net loss of $10.0 million, or $0.53 per share, for the first six months of 2003. The results for the six months ended June 30, 2004 include a net loss of $7.1 million from the Company’s discontinued construction services operation, $2.0 million of which is a net loss from the operations of that business and $5.1 million of which is an estimated net loss from the pending disposal of that business. By comparison, the net loss from the operations of the Company’s discontinued construction services business was $4.6 million for the six months ended June 30, 2003.
The Company reported $9.0 million, or $0.29 per share, of income from continuing operations for the first six months of 2004 compared to a loss from continuing operations of $5.3 million, or $0.28 per share, for the comparable period of 2003. This change in results from continuing operations was due primarily to the same items that contributed to the change in results for the second quarter of 2004, when compared to the second quarter of 2003.

IMPACT OF WEATHER
Temperatures during the first six months of 2004 were 2.3% warmer than normal in Alaska and essentially normal in Michigan. During the first six months of 2003, temperatures in Alaska were 10.9% warmer than normal, while in Michigan, temperatures were 10.6% colder than normal. The Company has estimated that the combined variations from normal temperatures in Alaska and Michigan decreased net income by approximately $0.5 million during the first six months of 2004 and increased net income by approximately $0.1 million during the first six months of 2003.

2004 EARNINGS GUIDANCE
The Company currently expects its net loss available to common shareholders for 2004 to be in the range of $0.04 to $0.09 per share. This estimate includes expected net losses from discontinued construction operations of $0.24 per share, and assumes the sale of this operation occurs in the third quarter of 2004. These EPS estimates assume normal temperatures in the Company’s gas distribution markets for the remainder of the year and are dependent on the amount and timing of asset sales and debt reductions.

BUSINESS SEGMENT RESULTS
GAS DISTRIBUTION
The Gas Distribution Business reported operating income of $5.7 million for the second quarter of 2004 compared to $6.3 million for the second quarter of 2003. The primary items contributing to the decrease were a $0.3 million decrease in gas sales margin and a $0.4 million increase in operating expenses. The increase in operating expenses was generally caused by increases in professional service fees, depreciation expense, commercial insurance costs and pension expense, offset partially by a decrease in uncollectible customer accounts and a decrease in health and medical costs, primarily retiree medical costs.
The decrease in gas sales margin was caused in part by a decrease in the volumes of gas sold primarily due to the warmer temperatures compared to the second quarter of 2003. This was offset partially by additional gas sales margins from new customers and the impact of the 2003 rate orders and settlements in Michigan and Alaska, whereby rate design was modified to, among other things, lessen the impact of temperature fluctuations. Rates were changed in 2003 to include higher monthly fixed fees and lower volumetric fees. These rate design changes reduce weather risk and, when compared to the previous rate design, generally produce higher gas sales margins during the non-heating season and lower gas sales margins during the high-volume heating season.
The Gas Distribution Business reported operating income of $36.0 million for the first six months of 2004 compared to $36.8 million for the first six months of 2003. The change in operating income between 2003 and 2004 was caused by a number of offsetting items. Gas transportation revenue and other operating revenues increased by approximately $1.1 million while gas sales margin decreased by $1.0 million. Operating expenses also increased by approximately $1.0 million. The increase in operating expenses was generally caused by increases in professional service fees, pension expense, depreciation expense, property tax expense, and commercial insurance costs, offset partially by a decrease in health and medical costs, including retiree medical costs.
The increase in gas transportation revenue was primarily due to an increase in gas deliveries at ENSTAR. The decrease in gas sales margin was primarily caused by a decrease in the volumes of gas sold mostly due to the warmer temperatures compared to 2003. In addition, gas sales margin for the first six months of 2004 when compared to the same period of 2003 was also lower as a result of the changes in design discussed previously. The impact of these items was offset partially by additional gas sales margins from new customers.

INFORMATION TECHNOLOGY
The operating income of the Information Technology Services Business for the second quarter of 2004 and the second quarter of 2003 was essentially unchanged at approximately $0.2 million. Operating income for the six months ended June 30, 2004 was $0.5 million compared to $0.4 million for the same period ended June 30, 2003. The increase in operating income for the first six months of 2004 was due primarily to cost reductions as a result of consolidating certain operations.
Operating revenue was $2.1 million for the three months ended June 30, 2004 and $2.3 million for the three months ended June 30, 2003. For the first six months of 2004, operating revenue was $4.5 million compared to $4.4 million for the same period of 2003.

PROPANE, PIPELINES AND STORAGE
The Propane, Pipelines and Storage Business reported operating income of $0.2 million for the second quarter of 2004, compared to $0.3 million for the second quarter of 2003. Operating income for the six months ended June 30, 2004 was $0.9 million compared to $1.2 million for the six months ended June 30, 2003. A decrease in the volume of propane sold due to warmer temperatures in Michigan contributed to the decrease in operating income for both the three and six months ended June 30, 2004, when compared to the comparable periods ended June 30, 2003. In addition, business tax refunds recorded in 2003, which did not recur in 2004, also contributed to the decrease in operating income for the first six months of 2004, when compared to the first six months of 2003.
Operating revenue was $1.4 million for both the three months ended June 30, 2004 and the three months ended June 30, 2003. Operating revenue for the first six months of 2004 was $4.0 million compared to $4.2 million for the same period of 2003.

SEMCO ENERGY, Inc. distributes natural gas to approximately 392,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It owns and operates businesses involved in propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

The following is a “Safe-Harbor” statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company’s outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business, success in defending claims against the Company, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

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SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,

	2004	2003	2004	2003	2004	2003

Statement of Operations data

Operating revenues	$81,762	$83,066	$289,546	$277,719	$484,782	$445,406

Operating expenses	76,970	76,455	253,606	239,621	426,243	385,763

Operating income (loss)	4,792	6,611	35,940	38,098	58,539	59,643

Other income and (deductions)
Interest expense	(11,126)	(8,732)	(22,746)	(16,379)	(46,052)	(31,796)
Debt exchange and extinguishment costs	-	(24,030)	-	(24,030)	-	(24,030)
Other	606	444	1,373	1,180	2,347	2,549
Total other income and (deductions)	(10,520)	(32,318)	(21,373)	(39,229)	(43,705)	(53,277)

Income tax (expense) benefit	2,042	9,047	(5,534)	105	(5,559)	(3,425)

Minority interest - dividends on trust preferred securities, net of income taxes	-	(2,150)	-	(4,300)	-	(8,601)

Income (loss) from continuing operations	(3,686)	(18,810)	9,033	(5,326)	9,275	(5,660)

Income (loss) from discontinued operations, net of income taxes	(2,344)	(1,821)	(7,120)	(4,631)	(27,360)	(6,723)

Net income (loss)	(6,030)	(20,631)	1,913	(9,957)	(18,085)	(12,383)

Dividends on convertible preference stock	(868)	-	(930)	-	(930)	-

Net income (loss) available to common shareholders	$(6,898)	$(20,631)	$983	$(9,957)	$(19,015)	$(12,383)

Earnings per share - basic
Net income (loss) from continuing operations	$(0.13)	$(0.99)	$0.32	$(0.28)	$0.34	$(0.30)
Net income (loss) available to common shareholders	$(0.24)	$(1.09)	$0.03	$(0.53)	$(0.71)	$(0.66)

Earnings per share - diluted
Net income (loss) from continuing operations	$(0.13)	$(0.99)	$0.29	$(0.28)	$0.33	$(0.30)
Net income (loss) available to common shareholders	$(0.24)	$(1.09)	$0.03	$(0.53)	$(0.71)	$(0.66)

Cash dividends declared per share	$0.075	$0.200	$0.075	$0.200	$0.225	$0.450
Cash dividends paid per share	$0.075	$0.125	$0.150	$0.250	$0.300	$0.500

Average number of common shares outstanding
Basic	28,238	18,988	28,177	18,884	26,909	18,726
Diluted	28,238	18,988	31,341	18,884	28,479	18,726

Statement of Financial Position data at June 30, 2004

Total assets	$880,501
Cash and temporary cash investments	4,008
Short-term notes payable	-
Long-term debt	497,691
Convertible preference stock	46,200
Common shareholders' equity	175,285

SEMCO ENERGY, INC.
News Release Statistics (Unaudited)
(dollars in thousands, except per share amounts)

	Three months ended		Six months ended		Twelve months ended
	June 30,		June 30,		June 30,

	2004	2003	2004	2003	2004	2003

Business Segment Information

Operating revenues
Gas Distribution	$79,735	$81,111	$284,228	$272,374	$474,743	$435,596
Information Technology Services	2,144	2,268	4,494	4,422	9,072	9,462
Propane,Pipelines and Storage	1,350	1,414	4,048	4,241	7,722	7,645
Corporate and Other (includes intercompany eliminations)	(1,467)	(1,727)	(3,224)	(3,318)	(6,755)	(7,297)

Total operating revenues	$81,762	$83,066	$289,546	$277,719	$484,782	$445,406

Operating income (loss)
Gas Distribution	$5,721	$6,316	$35,952	$36,813	$58,361	$57,210
Information Technology Services	148	157	537	377	671	660
Propane, Pipelines and Storage	169	323	944	1,221	1,785	2,177
Corporate and Other (includes intercompany eliminations)	(1,246)	(185)	(1,493)	(313)	(2,278)	(404)

Total operating income	$4,792	$6,611	$35,940	$38,098	$58,539	$59,643

Depreciation and amortization expense
Gas Distribution	$6,534	$6,363	$12,989	$12,822	$25,695	$25,471
Information Technology Services	152	172	309	340	653	660
Propane, Pipelines and Storage	224	219	443	549	879	1,018
Corporate and Other	41	59	82	116	217	252

Total depreciation and amortization expense	$6,951	$6,813	$13,823	$13,827	$27,444	$27,401

Operating Statistics

Gas distribution:
Volumes sold (MMcf)	9,694	10,785	39,588	40,545	66,315	67,395
Volumes transported (MMcf)	13,909	12,607	28,737	25,523	54,572	47,454
Number of customers at end of period	391,791	384,980	391,791	384,980	391,791	384,980
Weather statistics:
Degree days
Alaska	1,449	1,545	5,480	4,976	9,888	8,696
Michigan	892	1,041	4,227	4,647	6,643	7,272
Percent colder (warmer) than normal
Alaska	(10.0)%	(3.5)%	(2.3)%	(10.9)%	(3.3)%	(14.3)%
Michigan	(7.1)%	9.8%	.3%	10.6%	(1.7)%	8.2%